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                            TAX INDEMNITY AGREEMENT
                                      AND
                     AMENDMENT TO TAX ALLOCATION AGREEMENT


      This Tax Indemnity Agreement ("Agreement") is dated as of June 26, 1998, by and between Maxtor Corporation, a Delaware corporation ("Maxtor"), and Hyundai Electronics America, a California corporation ("HEA").


                                    RECITALS

      A. Affiliation. Maxtor became a wholly-owned subsidiary of HEA when HEA acquired all of the issued and outstanding shares of Maxtor's stock (the "Stock") during January 1996. Based on HEA's ownership of the Stock (i) Maxtor has been a member of an affiliated group (within the meaning of section
1504(a) of the Internal Revenue Code of 1986, as amended (the "Code")) of which HEA is the common parent corporation (the "Group"), and (ii) HEA has included and, prior to a Deconsolidation Date, will continue to include, Maxtor in its consolidated federal income tax returns for the period commencing during January 1996 and ending on the Deconsolidation Date (the "Affiliation Period"). For purposes of this Agreement, a "Deconsolidation Date" shall mean such date on which HEA owns less than eighty percent (80%) of the outstanding Stock, and Maxtor ceases to be a member of the Group. Maxtor anticipates that a Deconsolidation will result from a public offering of its securities.

     B. Indemnification. Maxtor and HEA deem it equitable that HEA should indemnify and hold Maxtor harmless for any Taxes attributable to members of the Group other than Maxtor and Maxtor's subsidiaries (the "HEA Subgroup") and that Maxtor should indemnify and hold HEA harmless for any Taxes attributable to Maxtor and Maxtor's subsidiaries (the "Maxtor Subgroup") with respect to each taxable period during which Maxtor was a member of the Group, as further described in this Agreement.

     C. Share of Consolidated Tax Liability. Upon Maxtor's becoming a member of the Group, Maxtor became a party to a Tax Allocation Agreement dated July 21, 1995, as amended (the "Tax Allocation Agreement"). Under the Tax Allocation Agreement, each member of the Group computes its share of the consolidated income tax liability on the basis of a hypothetical separate tax return computation (the "Consolidated Return Allocated Amounts") pursuant to Treasury Regulation section 1.1502-33(d)(3). HEA and Maxtor desire to amend the terms of the Tax Allocation Agreement, as set forth herein. It is the intent of the parties that by this Agreement: (i) Each party shall not be obligated to reimburse the other for such party's utilization of the other party's tax attributes with respect to an original Return or an amended Return filed on or before September 15, 1999 (the "Cut-off Date"); (ii) Maxtor shall reimburse HEA with respect to its Consolidated Return Allocated Amount, except as otherwise set forth herein; and (iii) tax attributes remaining available to each party as of the Cut-off Date shall belong to the respective party, and any future use by another party in the Group of such party's tax attributes shall be reimbursed.


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                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

     1. SEPARATE TAX RETURNS. If any Maxtor Subgroup member is required to pay any Taxes related to a separate Tax Return of any HEA Subgroup member, then HEA shall reimburse Maxtor for such Taxes paid. If any HEA Subgroup member is required to pay any Taxes related to a separate Tax Return of any Maxtor Subgroup member, then Maxtor shall reimburse HEA for any such Taxes paid. For purposes of this Agreement:

          a. A "separate Tax Return" means any Return including items relevant for the computation of Taxes, such as income, sales or property, with respect to only members of either the Maxtor Subgroup or the HEA Subgroup;

          b. A "Tax" or, collectively, "Taxes" means all federal, state, local and foreign taxes, assessments and other charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement; and

          c. A "Return" means any federal, state, local and foreign return, estimate, information statement and report relating to any and all Taxes.

     2. CONSOLIDATED OR COMBINED TAX RETURNS. Sections 8 and 9 of the Tax Allocation Agreement is amended as set forth herein. Except as otherwise set forth herein, all provisions of the Tax Allocation Agreement shall remain in full force and effect with respect to each Affiliation Period.

     3. MAXTOR CONSOLIDATED RETURN ALLOCATED AMOUNT. Maxtor shall reimburse HEA for any Maxtor Consolidated Return Allocated Amount; provided, however, that if Maxtor's Consolidated Return Allocated Amount is increased as a result of any audit; examination or other proceeding (a "Proceeding") or any amended Return filed after the Cut-Off Date, Maxtor shall reimburse HEA only if such increase relates to Maxtor's items of income, gain, loss, deduction or credit. HEA agrees to take reasonable action and to act in good faith with respect to utilization of Maxtor's NOLs prior to the Cut-off Date, taking into account Maxtor's interest in having sufficient NOLs available to reduce the effect of the additional income resulting from the 1998 dividend from Maxtor's Singapore subsidiary.

     4. REIMBURSEMENT FOR USE OF ANOTHER GROUP MEMBER'S TAX ATTRIBUTES PRIOR TO THE CUT-OFF DATE. Maxtor shall not be reimbursed upon Deconsolidation by the members of the Group who utilize any of the Maxtor Subgroup's tax attributes on an original filed Return or any amended Return filed on or before the Cut-Off Date. HEA shall not be reimbursed by Maxtor for


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any utilization by the Maxtor Subgroup of any of the HEA Subgroup's tax
attributes on an original filed Return or any amended Return filed on or before the Cut-off Date.

     5.   INDEMNIFICATION.

          a. USE OF ANOTHER PARTY'S TAX ATTRIBUTES AFTER THE CUT-OFF DATE. Each party will reimburse the other party if, as a result of any Proceeding or an amended Return filed after the Cut-off Date, the party utilizes more of the other party's tax attributes than utilized as of the Cut-off Date. Such reimbursement shall be calculated based on the amount of the additional tax attributes utilized multiplied by the highest statutory tax rate applicable to such Tax Return. For purposes of this Section 5.a, a "party" refers to each of the Maxtor Subgroup and the HEA Subgroup.

          b. ASSESSMENTS RELATED TO JOINT AND SEVERAL LIABILITY OR RELATED PARTY OBLIGATIONS. HEA will reimburse Maxtor if any Maxtor Subgroup member is required to pay any Taxes related to any consolidated or combined U.S. federal, state or local income Tax Return for the Affiliation Period, other than its share of such Taxes as set forth herein.

          c. PAYMENT OF INDEMNITY AND REIMBURSEMENT AMOUNTS. All amounts due under this Agreement shall be paid within 30 days of receipt of notice of payment of such amount by the indemnified or paying party. Any payment required to be made hereunder and not made when due shall bear interest at the rate per annum determined, from time to time, by the prevailing average borrowing rate of the party required to make payment.

     6.   PROCEEDINGS.

          a. NOTICE OF CLAIMS AND MEETINGS AND CONFERENCES. If any party receives notice of a tax examination, audit, challenge, claim or other proposed change or adjustment by any taxing authority involving amounts subject to this Agreement, such party shall timely notify the other party of such information and shall provide the other party a written copy of any relevant letters, forms or schedules received from the taxing authority or otherwise in its possession and shall provide notice and information relating to all Proceedings which could have more than an insignificant effect on the other party's tax liability or tax attributes.

          b. DEFENSE OF CLAIMS. HEA shall control the strategy, defense and settlement of any Proceeding, including but not limited to extension of the applicable statute(s) of limitations, and Maxtor agrees to fully cooperate with HEA, including, but not limited to, providing powers of attorney authorizing HEA (or their designees) to control and take action in connection with any such Proceeding; provided, however, that if the results of any such Proceeding could reasonably be expected to be material to Maxtor, then Maxtor may, at its expense, participate in any such Proceeding and HEA may not, without the prior written consent of Maxtor, which consent shall not be unreasonably withheld, execute final settlement agreements concerning any such taxes if such settlement would have a material adverse effect on Maxtor taken as a whole or would result in material Taxes for which Maxtor is responsible under this Agreement. Each party agrees to fully cooperate with the other party in preparing to



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defend against the imposition of Taxes by any taxing authority. HEA shall keep
Maxtor duly and reasonably informed on a regular and periodic basic of the progress of any and all Proceedings which could have more than an insignificant effect on Maxtor's tax liability or tax attributes. In the event of a failure of HEA to provide notice to Maxtor or to provide cooperation as contemplated by this Agreement, Maxtor's obligation to indemnify HEA under this Agreement shall be reduced to the extent of the indemnifiable amounts with respect to which Maxtor's ability to defend against the claim underlying such indemnity obligation has been prejudiced by such failure.

     7. FILING OF RETURNS FOR PERIODS OTHER THAN THE AFFILIATION PERIOD. Maxtor shall file all federal, state, local and foreign tax returns with respect to all periods for which Maxtor is not includable on a consolidated or combined return with HEA or is otherwise obligated by law to file a separate tax return, and Maxtor shall be responsible for the payment of all taxes in connection therewith. Maxtor shall file any such tax returns in a manner consistent with the manner in which HEA filed its returns for Affiliation Period (except as required by law or to the extent any inconsistency would not adversely affect the tax returns of the Group).

     8. BOOKS AND RECORDS; CONFIDENTIALITY. Obligations of the parties hereto with respect to maintenance of books and records, provision of books and records and confidentiality are governed by Article I of the Stockholder Agreement dated June 25, 1998 by and between HEA, the Company and Hyundai Electronics Industries Co., Ltd.

     9.   MISCELLANEOUS.

          a. INJUNCTION. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or equity.

          b. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

          c. FURTHER ASSURANCES. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this


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Agreement and to consummate the transactions contemplated hereby, including causing any of its subsidiaries to execute this Agreement, if required. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the parties with all such information as they may reasonably request in order to be able to comply with the provisions of this sentence.

          d. PARTIES IN INTEREST. Except as herein otherwise specifically provided, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any person, firm or corporation other than the parties and their respective successors and assigns.

          e. WAIVERS. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

          f. SETOFF. All payments to be made by any party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

          g. CHANGE OF LAW. If, due to any change in applicable law or regulations or the interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the effective date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

          h. HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

          i. COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

          j. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of law provisions.

          k. ASSIGNMENT. The rights and obligations hereunder of the parties shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.


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Except as herein otherwise specifically provided, nothing in this Agreement shall confer any right or benefit upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

          l. TERM OF AGREEMENT. The Agreement shall become effective as of the date hereof and shall continue, unless earlier terminated by mutual agreement of the parties, until expiration of the statute of limitations for all periods during the Affiliation Period.

          m. MODIFICATIONS. This Agreement may be modified or amended only pursuant to an instrument in writing executed by all the parties hereto.

          n. ENTIRE AGREEMENT. This Agreement and the Tax Allocation Agreement, as modified by this Agreement, constitute the entire agreement among the parties relating to the allocation of the Tax liabilities of the Group and the members of the Group between or among the parties.

          o. NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, by telegram or sent by registered mail, postage prepaid to:

               If to HEA:          Hyundai Electronics America
                                   3101 North First Street
                                   San Jose, CA 95134
                                   Attn: General Counsel

               If to Maxtor:       Maxtor, Inc.
                                   510 Cottonwood Drive
                                   Milpitas, CA 95035
                                   Attn: General Counsel

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 9(o).

     IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed by their duly authorized officers effective as of June 26, 1998.

     Maxtor Corporation                 Hyundai Electronics America,
     a Delaware corporation             a California corporation



     By: __________________             By ______________________



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